Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors
PeopleSupport, Inc.
Los Angeles, California
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-139404, 333-120150 and 333-115929) of PeopleSupport, Inc. of our reports dated March 4, 2008, relating to the consolidated financial statements and the effectiveness of PeopleSupport Inc.’s internal control over financial reporting which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 4, 2008 relating to the financial statement schedule which appears in this annual report on Form 10-K.

/s/ BDO Sediman LLP
BDO Seidman, LLP

Los Angeles, California
March 4, 2008